Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Brookstone, Inc. of our report dated April 29, 2005, except for Note 5, not separately presented herein, as to which the date is September 9, 2005 and Note 15, as to which the date is April 12, 2006 relating to the financial statements and financial statement schedule of Brookstone, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

June 9, 2006